FIFTH ADDENDUM TO MASTER CUSTODIAN AGREEMENT






THIS FIFTH ADDENDUM ("Addendum") to that certain Master Custodian Agreement (the "Agreement") dated June 22, 2001, as amended, by and between The Nottingham Management Company (the "Administrator") and Wachovia Bank, NA (successor by merger to First Union National Bank) (the "Bank"). All defined terms in this Addendum shall have the same meaning as in the Agreement unless specifically stated otherwise. In the event there are any inconsistencies between the Agreement and this Addendum, the provisions of this Addendum control:


1. The Administrator and Bank wish to add the following new Trust to the Agreement and modify Exhibit A of the Agreement accordingly.

     a. Exhibit A is hereby modified and amended by the adding the following Trust to Exhibit A:

          "MurphyMorris Investment Trust"


IN WITNESS WHEREOF, the parties, in consideration of the mutual promises herein and other good and valuable consideration, have caused this Addendum to be executed by their duly authorized officers effective this 10th day of December, 2003.


THE NOTTINGHAM MANAGEMENT COMPANY      WACHOVIA BANK, NA

By: /s/ C. Frank Watson III            By: /s/ Ellen C. Krause
    _______________________                ___________________
    C. Frank Watson III                    Ellen C. Krause
Its:  President                        Its: Vice President